Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-253394) and related Prospectus pertaining to the 2020 Omnibus Incentive Plan and the 2020 Employee Stock Purchase Plan of Skillz Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2021 (except for Note 3, as to which the date is May 13, 2021), with respect to the consolidated financial statements of Skillz Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 9, 2021